Exhibit 99.1

Earnings News

Arotech Reports Second Quarter 2018 Results

Ann Arbor, Michigan – August 7, 2018 – Arotech Corporation (NasdaqGM: ARTX) today announced financial results for the three and six months ended June 30, 2018.

Second Quarter 2018 Financial Summary:

U.S. $ in thousands, except per share data	Three months ended		Three months ended
	June 30, 2018	June 30, 2017	March 31, 2018
GAAP Measures
Revenue	$21,875	$21,449	$27,249
Net income (loss)	$83	$(595)	$596
Diluted net income (loss) per share	$0.00	$(0.02)	$0.02

Non-GAAP Measures (reconciliation to GAAP measures appears in the tables below)
Adjusted EBITDA	$1,515	$1,036	$2,161
Adjusted EPS	$0.03	$0.01	$0.05

Second Quarter 2018 Segment Results:

U.S. $ in thousands	Three months ended
	June 30, 2018		June 30, 2017
	Training and Simulation Division	Power Systems Division	Training and Simulation Division	Power Systems Division
Revenues	$14,352	$7,522	$10,192	$11,257
Gross profit	$6,328	$271	$4,669	$1,313
Gross profit %	44.1%	3.6%	45.8%	11.7%

Second Quarter 2018 Business Highlights:

Mixed second quarter results deliver expected earnings despite less than expected revenues.

Training and Simulation Division

●	Secures a contract to modernize the United States Marine Corps’ Combat Convoy Simulators, valued at up to $28.9 million.

●

Appraised at level 3 of the Capability Maturity Model Integration (CMMI™) framework developed by Carnegie Melon University. Level 3 process maturity is required by many U.S. Department of Defense contracts, especially for software development.

Power Systems Division

●	Completes Test Readiness Review for the U.S. Army’s Hybrid Resource Operational Energy Storage (HEROS) program and continues to be a leading innovator for military hybrid power capabilities.

●	Experienced delays in initial production of the electrical upgrade kits for the U.S. Marine Corps’ Assault Amphibious Vehicle (AAV) modernization program.

●	Received a 5-Star Supplier Excellence recognition from Raytheon Integrated Defense Systems.

“Our second quarter and first half 2018 results were mixed, with strong results coming from our Training and Simulation Division, while our Power Systems Division delivered less than expected financial performance,” commented CEO Dean Krutty. “In the second quarter, our commercial vehicle simulation segment successfully delivered 13 driving simulators to Mexico under our INL IDIQ contract and our military vehicle simulation segment continued to make expected progress on our programs for the US Army and the Army National Guard. Strong sales in our air warfare and MILO groups also contributed to our first half results. Looking forward, we are honored to be working with the U.S. Marines to revitalize their Combat Convoy Simulators, as discussed in our recent press release.”

“Our Power Systems Division recorded less than anticipated revenue and earnings in the quarter. Our U.S. power group has experienced difficulty in the second quarter delivering the U.S. Marine Corps’ AAV electrical kits under subcontract to SAIC. This has led to program overruns, which have combined with program delays to bring down our segment revenues and margins. While we have worked hard to optimize our manufacturing processes and our design, the overall program is struggling to meet the previously anticipated delivery tempo.”

“Our battery group in Israel is executing well on its plan to diversify into commercial segments and into military customers outside of the Israeli Defense Forces (IDF). This effort has resulted in the growth of its backlog in the second quarter. While we continue to lack visibility into new battery production orders for the IDF, we have maintained our relationship as the battery technology company of choice for the Israeli military and we are generating revenue from several developmental efforts to benefit the IDF,” concluded Mr. Krutty.

Second Quarter Financial Summary

Revenues for the second quarter of 2018 were $21.9 million, compared to $21.5 million for the corresponding period in 2017, an increase of 2.0%. The year-over-year increase was primarily due to higher revenues in the Company’s Training and Simulation Division.

Gross profit for the second quarter of 2018 was $6.6 million, or 30.2% of revenues, compared to $6.0 million, or 27.9% of revenues, for the corresponding period in 2017. The year-over-year increase was primarily due to higher margins in the Company’s Training and Simulation Division.

Operating expenses were $6.0 million, or 27.6% of revenues, in the second quarter of 2018, compared to operating expenses of $6.1 million, or 28.4% of revenues, for the corresponding period in 2017. Operating income for the second quarter was $562,000 compared to an operating loss of $(115,000) for the corresponding period in 2017.

The Company’s net income from operations for the second quarter of 2018 was $83,000, or $0.00 per basic and diluted share, compared to a net loss of $(595,000), or $(0.02) per basic and diluted share, for the corresponding period in 2017.

Adjusted Earnings per Share (Adjusted EPS) for the second quarter of 2018 was $0.03, compared to $0.01 for the corresponding period in 2017.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the second quarter of 2018 was $1.5 million, compared to $1.0 million for the corresponding period of 2017.

The Company believes that information concerning Adjusted EBITDA and Adjusted EPS enhances overall understanding of the Company’s current financial performance. The Company computes Adjusted EBITDA and Adjusted EPS, which are non-GAAP financial measures, as reflected in the tables below.

Year-to-Date Financial Summary

Revenues for the first six months of 2018 were $49.1 million, compared to $43.8 million for the comparable period in 2017, an increase of 12.2%. The year-over-year increase was driven primarily by higher revenues in the Company’s Training and Simulation Division.

Gross profit for the first six months of 2018 was $14.3 million, or 29.1% of revenues, compared to $12.5 million, or 28.5% of revenues, for the prior year period. The year-over-year increase in margins was driven primarily by higher revenues in the Company’s Training and Simulation Division.

Operating expenses for the first six months of 2018 were $12.7 million or 25.8% of revenues, compared to expenses of $12.8 million or 29.2% of revenues for the corresponding period in 2017.

Operating income for the first six months of 2018 was $1.6 million, compared to operating loss of $(341,000) for the corresponding period in 2017.

The Company’s net income for the first six months of 2018 was $679,000, or $0.03 per basic and diluted share, compared to a net loss of $(1.4 million), or $(0.05) per basic and diluted share, for the corresponding period in 2017.

Adjusted Earnings per Share (Adjusted EPS) for the first six months of 2018 was $0.08, compared to $0.02 for the corresponding period in 2017.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the first six months of 2018 was $3.7 million compared to $2.0 million for the corresponding period of 2017.

Arotech believes that information concerning Adjusted EBITDA and Adjusted EPS enhances overall understanding of its current financial performance. Arotech computes Adjusted EBITDA and Adjusted EPS, which are non-GAAP financial measures, as reflected in the tables below.

Balance Sheet Metrics

As of June 30, 2018, the Company had $7.7 million in cash and cash equivalents, as compared to December 31, 2017, when the Company had $5.5 million in cash and cash equivalents.

As of June 30, 2018, the Company had total debt of $15.3 million, consisting of $5.6 million in short-term bank debt under the Company’s credit facility and $9.7 million in long-term loans. This is in comparison to December 31, 2017, when the Company had total debt of $15.9 million, consisting of $5.1 million in short-term bank debt under its credit facility and $10.8 million in long-term loans.

The Company also had $7.8 million in available, unused bank lines of credit with its primary bank as of June 30, 2018, under a $15.0 million revolving credit facility.

The Company had a current ratio (current assets/current liabilities) of 2.1, compared with the December 31, 2017 current ratio of 2.0.

As of December 31, 2017, the Company had net operating loss carryforwards for U.S. federal income tax purposes of $40.7 million, which are available to offset future taxable income, if any, expiring in 2021 through 2032. Utilization of U.S. net operating losses is subject to annual limitations due to provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

Arotech had a backlog as of June 30, 2018 of $65.9 million. This compares to a backlog of $61.3 for the same period last year and a backlog of $61.1 as of December 31, 2017. Overall company backlog increased by 7.6% over last year and 7.9% over the prior year end.

2018 Guidance

The Company is narrowing its 2018 guidance to the lower end of our previously provided range, and now expects: Total revenue of $100 million to $105 million; Adjusted EBITDA of $7.0 million to $7.3 million; and Adjusted EPS of $0.14 to $0.16. The financial guidance provided is as of today and the Company undertakes no obligation to update its estimates in the future.

Conference Call

The Company will host a conference call tomorrow, Wednesday, August 8, 2018 at 9:00 a.m. Eastern time, to review its financial results and business outlook.

To participate, please call one of the following telephone numbers. Please dial in at least 10 minutes before the start of the call:

●	US: 1-877-407-9205
●	International: +1-201-689-8054

The conference call will also be broadcast live as a listen-only webcast on the investor relations section of Arotech’s website at http://www.arotech.com/.

The online playback of the conference call will be archived on Arotech’s website for at least 90 days and a telephonic playback of the conference call will also be available by calling 1-877-481-4010 within the U.S. and +1-919-882-2331 internationally. The telephonic playback will be available beginning at 12:00 p.m. Eastern time on Wednesday, August 8, 2018, and continue through 9:00 a.m. Eastern time on Wednesday, August 15, 2018. The replay passcode is 35667.

About Arotech Corporation

Arotech Corporation is a defense and security company engaged in two business areas: interactive simulation and mobile power systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

Investor Relations Contact:

Scott Schmidt

Arotech Corporation

1-800-281-0356

Scott.Schmidt@arotechusa.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

CONDENSED CONSOLIDATED BALANCE SHEET SUMMARY (UNAUDITED)

(U.S. Dollars)

	June 30, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,668,455	$5,488,754
Trade receivables	14,331,028	19,258,960
Unbilled receivables	16,478,741	16,094,515
Other accounts receivable and prepaid	2,272,989	2,342,220
Inventories	9,787,946	8,654,878
Total current assets	50,539,159	51,839,327
LONG TERM ASSETS:
Property and equipment, net	8,965,582	9,276,088
Other long term assets	4,187,313	3,939,120
Intangible assets, net	4,543,187	5,205,605
Goodwill	46,138,036	46,138,036
Total long term assets	63,834,118	64,558,849
Total assets	$114,373,277	$116,398,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$4,850,996	$5,560,196
Other accounts payable and accrued expenses	4,645,437	6,640,154
Current portion of long term debt	2,232,803	2,248,043
Short term bank credit	5,571,024	5,092,088
Deferred revenues	7,048,675	6,778,313
Total current liabilities	24,348,935	26,318,794
LONG TERM LIABILITIES:
Accrued Israeli statutory/contractual severance pay	4,663,751	4,709,807
Long term portion of debt	7,456,259	8,570,524
Other long-term liabilities	6,075,191	5,705,833
Total long-term liabilities	18,195,201	18,986,164
Total liabilities	42,544,136	45,304,958
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity (net)	71,829,141	71,093,218
Total liabilities and stockholders’ equity	$114,373,277	$116,398,176

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(U.S. Dollars, except share data)

	Six months ended,		Three months ended,
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues	$49,123,118	$43,796,138	$21,874,609	$21,448,693

Cost of revenues	34,812,163	31,333,994	15,275,082	15,466,496
Research and development expenses	1,764,995	1,759,850	728,293	764,416
Selling and marketing expenses	3,809,461	3,967,444	1,931,388	1,971,477
General and administrative expenses	6,211,813	5,856,588	2,985,879	2,839,370
Amortization of intangible assets	906,742	1,219,653	391,831	521,660
Total operating costs and expenses	47,505,174	44,137,529	21,312,473	21,563,419

Operating income (loss)	1,617,944	(341,391)	562,136	(114,726)

Other income (loss)	7,399	10,260	7,396	(1,894)
Financial expenses, net	(522,887)	(549,044)	(309,779)	(215,187)
Total other expense	(515,488)	(538,784)	(302,383)	(217,081)
Income (loss) before income tax expense	1,102,456	(880,175)	259,753	(331,807)

Income tax expense	423,385	482,760	176,271	262,820
Net income (loss)	679,071	(1,362,935)	83,482	(594,627)

Other comprehensive income (loss), net of income tax:
Foreign currency translation adjustment	(79,262)	1,586,174	(55,022)	671,142
Comprehensive income	$599,809	$223,239	$28,460	$76,515

Basic net income (loss) per share	$0.03	$(0.05)	$0.00	$(0.02)

Diluted net income (loss) per share	$0.03	$(0.05)	$0.00	$(0.02)
Weighted average number of shares used in computing basic net income/loss per share	26,457,133	26,193,509	26,432,094	26,216,775
Weighted average number of shares used in computing diluted net income/loss per share	26,457,133	26,193,509	26,432,094	26,216,775

Reconciliation of Non-GAAP Financial Measure – Continuing Operations

To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance. Reconciliation of the nearest GAAP measure to adjusted EBITDA follows:

	Six months ended,		Three months ended,
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income (loss) (GAAP measure)	$679,071	$(1,362,935)	$83,482	$(594,627)
Add back:
Financial expense – including interest	522,887	549,044	309,779	215,187
Income tax expenses	423,385	482,760	176,271	262,820
Depreciation and amortization expense	1,867,299	2,082,208	870,897	964,745
Other adjustments*	182,870	282,667	74,378	187,988
Total adjusted EBITDA	$3,675,512	$2,033,744	$1,514,807	$1,036,113

*     Includes stock compensation expense, one-time transaction expenses and other non-cash expenses.

Calculation of Adjusted Earnings Per Share

(U.S. $ in thousands, except per share data)

	Six months ended,		Three months ended,
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Revenue (GAAP measure)	$49,123	$43,796	$21,875	$21,449
Net income (loss) (GAAP measure)	$679	$(1,363)	$83	$(595)
Adjustments:
Amortization	907	1,220	392	522
Stock compensation	190	193	82	86
Non-cash taxes	362	457	135	229
Other non-recurring expenses	–	100	–	100
Net adjustments	$1,459	$1,970	$609	$937
Adjusted net income	$2,138	$607	$692	$342
Number of diluted shares	26,457	26,400	26,432	26,423
Adjusted EPS	$0.08	$0.02	$0.03	$0.01